ASSET PURCHASE AND SALE AGREEMENT


     As of              ,1996, THIS AGREEMENT OF PURCHASE AND SALE OF
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ASSETS ("Agreement") is made by and between, FREMONT FOREST PRODUCTS, a
California corporation ("Seller"), and SEMPER RESOURCES CORPORATION, a Nevada corporation ("Buyer"), collectively, the "Parties."

                                   RECITALS

     A. WHEREAS, Seller is the operator of a lumber and building products dock terminal service business including lease of wharf facility ("Wharf Lease") as further described in Section 1.2, located at Pier T122 in the Port of Long Beach, CA ("Premises") and the operation known as the business "Business" and the personal property, collectively "Business Assets," associated therewith along with certain corporate assets, located at 7200 Greenleaf Avenue, Suite 310 Whittier, CA 90607 ("Whittier"); and

     B. WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer on the terms and conditions hereinafter set forth, the Business, the Business Assets and certain Whittier assets;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  PURCHASE AND SALE OF THE ASSETS.

    1.1 ASSETS. On the terms and subject to the conditions set forth herein, at the "Closing" (as closing is defined in Section 4.1 hereof) Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase and assume from Seller, the Business and Business Assets including the Wharf
Lease. Buyer will establish a subsidiary ("Fremont Resources Corporation") for the purpose of acquiring the Business and Business Assets and will fund such subsidiary with Five Hundred Thousand Dollars ($500,000) in the form of a loan from Buyer (Semper Resources Corporation) to be used for working capital purposes. The Business and Business Assets shall consist of all of the personal property owned by Seller and used in connection with the operation of the Business, including but not limited to the following:

         1.1.1 The Business, including the customer list(s), all trade names, trademarks, copyrights, telephone number(s) used in connection with the Business, the goodwill of the Business and the right to use the name "Fremont" but not "Fremont Forest Products";

         1.1.2 All furniture, fixtures and equipment located on the Premises and at the Whittier office or used in connection with the Business (the "FF&E"), as detailed on Schedule 1.1.2, attached;












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         1.1.3  All customer files, records, cards, computer records, accounting and bookkeeping records and all other written materials reflecting the business that has been conducted by Seller at the Premises and at the Whittier office.

         1.1.4 All Supplies and Equipment ("Supplies") at Premises and Whittier necessary and desirable in order to effectively conduct the Business, as detailed on Schedule 1.1.4, attached;

         1.1.5 All licenses and permits held by or issued to Seller which are required for the lawful conduct of the Business, but only to the extent lawfully transferable and necessary for Buyer to carry on the Business;

         1.1.6 All fixed assets, leasehold improvements and material handling equipment, as detailed on Schedule 1.1.6, attached; and

         1.1.7 All accounts receivable and all material handling contracts in process.

PROVIDED, HOWEVER, that the Business Assets shall not include (i) any cash or cash equivalents of Seller (except as herein provided), (ii) any liabilities of the Business (except as is set forth at Section 1.2 below), (iii) any shares of stock of Seller or any other entity or (iv) any tax, lease, insurance or utilities refunds or deposits, excluding deposits on the leases assumed hereunder.

     1.2 LIABILITIES NOT ASSUMED. Buyer shall not assume, pay or be liable for any of the liabilities, obligations, promises or agreements of Seller of whatever kind or description, with the exception of: (i) a computer lease with Brook Equipment Leasing Ltd., (ii) the Wharf Lease (dated July 8, 1982 covering parcels I, IA, IB, II, III, IV, and V), and (iii) the Whittier office lease.


2.  PURCHASE PRICE FOR THE BUSINESS AND THE BUSINESS ASSETS.

     The purchase price for the Business and the Business Assets shall be One Million Three Hundred Thousand Dollars ($1,300,000) and 500,000 common shares
of Semper Resources Corporation.   The purchase price will be paid to Seller by
Buyer as follows:

     2.1 One Hundred Thousand Dollars ($100,000) cashier's check to be paid to Seller upon Seller's executing this Agreement, and

     2.2 At Closing, One Million Two Hundred Thousand Dollars ($1,200,000) cashier's check;

















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     2.3  At Closing, five hundred thousand (500,000) common shares of Semper
Resources Corporation.


3.  REPORTING AND ALLOCATION OF THE PURCHASE PRICE.

    3.1 REPORTING OF TRANSACTION. Each of the parties hereto agrees to timely cause to be filed with the appropriate tax and governmental authorities such forms and/or information as is required to properly report this transaction and to comply with any and all reporting requirements. If either Seller or Buyer fails to file the required information and/or forms, such party shall fully indemnify and hold harmless the other party against any damage, including, but not limited to, attorneys' and accountants' fees, as well as costs that result directly or indirectly therefrom.

    3.2  BULK SALE LAW.   Seller shall timely and fully comply with any or all
applicable bulk sale laws, if any, including the obligation to provide any required timely notice to creditors. The cost and expense of such compliance shall be borne by Seller.

    3.3 ALLOCATION. Buyer and Seller hereby agree that the fair market valuation allocation of the Business and Business Assets as set forth on
Schedule 3.3 is acceptable to each other and is agreed upon, and further that each shall timely report, as necessary and required, the allocation to the appropriate taxing authority(ies), documentation of which will be exchanged at closing.


4.  CLOSING; EFFECTIVE DATE.

    4.1 CLOSING. The "Closing" shall mean the date and time at which Seller consummates the sale of the Business and the Business Assets to Buyer. Seller shall deliver to Buyer and Buyer shall deliver to Seller the document(s) set forth in this Section 4. The Closing shall take place at the offices of Seller's counsel around 9:00 A.M. (local time) on the "Closing Date." The "Closing Date" for the sale and purchase of the Business and Business Assets shall be the ninetieth (90th) day after signing this agreement or any other date mutually agreed upon by Buyer and Seller. The Closing shall be deemed to be effective for tax, financial and accounting purposes as of 9:00 A.M. on the agreed upon Closing Date.

    4.2  DELIVERIES.  At the Closing:

         4.2.1 Seller shall deliver to Buyer a Bill of Sale and Certificate of Ownership for the Business and Business Assets and a list of all customers of the Business and their records for 1995 and to Closing.

         4.2.2 Buyer shall deliver to Seller the cashier's check of the cash balance owing hereunder, and a certificate representing the five hundred thousand (500,000) shares of Buyer's common stock as well as other items required hereby.












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    4.3  RELATIONSHIP AND NONCOM PETITION AGREEMENTS.  Seller's President,
Mr. Peter V. Speek, and Vice President, James R. Salo, each shall execute Agreements attached hereto as Exhibits "A" and Exhibit "B," respectively; which Agreements are incorporated herein.

    4.4 ASSUMPTION/ASSIGNMENT OF LEASE. Seller shall deliver to Buyer the necessary paperwork by which Buyer shall assume or be assigned the Wharf Lease at the Premises, Whittier assets and computer equipment with the express written approval of the landlord or lessor, subject to the terms of such assignment, including the duration thereof. Such assignment shall include any right of Buyer to the proceeds or payment of the security deposit.

    4.5 PREMISES CLEANUP. Seller shall be responsible for all clean up of any kind or nature to be done to the Premises and Whittier which were directly attributable to Seller's occupancy of the Premises and Whittier (the "Responsible Period") and solely with respect to the Premises and Whittier. In addition, Seller (i) hereby fully, explicitly and completely releases and discharges Buyer from any clean up of any kind or nature to be done to the Premises and Whittier which originated solely during the Responsible Period, and (ii) shall be responsible for the clean up per applicable city, state or federal laws regarding hazardous materials or toxic waste caused by Seller's operations during the Responsible Period. Buyer shall be responsible for all clean up of any kind or nature to be done to the Premises and Whittier which occurred after the Closing of this Agreement.

    4.6 WRITTEN RECORDS. Seller shall deliver to Buyer all records, cards, computer records, accounting and bookkeeping records, and all of the written materials reflecting the Business that has been conducted by Seller at the Premises except Seller's internal corporate records to which, however, Seller shall provide Buyer access for purposes of Buyer's audit requirements upon reasonable notice to Seller.


5.  BUYER'S CONDITIONS TO CLOSING.

    Buyer's obligation to consummate the Closing is subject to the approval of Buyer, which approval shall not be unreasonably withheld, or an explicit written waiver by Buyer, of each of the following conditions and the occurrence of the following events:

    5.1  DELIVERY OF DOCUMENTS.  Delivery of the documents described in
Section 4.

    5.2 FINANCING. Buyer shall have obtained financing on terms acceptable to Buyer in order to pay the purchase price.

    5.3 REPRESENTATIONS AND WARRANTIES. All covenants, representations and warranties of Seller contained in this Agreement shall be true and correct when














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made and as of the Closing Date as if made again at such time and shall survive the closing of the purchase and sale of assets for a period of three (3) years from the Closing Date, and Seller shall have performed and satisfied all covenants and conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing Date.

         5.3.1 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.3.1, to the best of Seller's knowledge, Seller is now in compliance, and at all times has been operated in compliance with all material federal, state and local laws, statutes, regulations, ordinances and governmental policies (collectively "Laws") including, without limitation, all material Laws relating to environmental protection, occupational safety and health and equal employment practices, and such compliance does not and will not materially impair the operations of the Business. Except as set forth on
    Schedule 5.3.1, no notice, citation, summons or order has been issued, no investigation or review is pending or, to the knowledge of Seller, threatened by any governmental or other entity (i) with respect to any alleged violation by Seller of any Law, (ii) with respect to any alleged failure by Seller to have any material permit, certificate, license, approval, registration or authorization or (iii) with respect to any generation, treatment, storage recycling, transportation or disposal of any hazardous or toxic or polluting substances. Except as set forth on Schedule 5.3.1, the Seller has not treated, stored, recycled or disposed of any hazardous, toxic or polluting substances on the Premises. Seller has reported, to the extent required by Law, all past and present sites where hazardous, toxic or polluting substances, if any, from Seller have been treated, stored or disposed. The Seller has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980.

         5.3.2 NO DEFAULTS, ETC. Neither the execution and delivery by Seller of this Agreement or the consummation by Seller of the transaction contemplated hereby is an event that, of itself, or with giving of notice or the passage of time or both, constitutes a material violation of or will conflict with or result in any material breach of or any default under, or require the giving or any notice under the terms, conditions or provisions or any material Law to which Seller or any of the acquired assets is subject, or of any material agreement or instrument to which Seller is a party or by which Seller or any of the acquired assets is bound, or result
















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    in the creation or imposition of any material lien, charge or encumbrance on the acquired assets nor will it result in an acceleration or modification of any liability or obligation of the Seller.

         5.3.3 DISCLOSURE. No covenant, representation or warranty by Seller, and no written statement, or document to be furnished by Seller pursuant hereto or at the Closing hereunder, contains or will contain any untrue statement of material fact, or will omit to state a material fact necessary to provide Buyer with complete and accurate information as to the Seller, the acquired assets, or to make statements therein not misleading. To Seller's knowledge, all documentation and information furnished by Seller to Buyer are accurate in all respects.

    5.4 SELLER'S PERFORMANCE. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

    5.5 CONDUCT OF BUSINESS. Prior to the Closing Date, Seller shall conduct its business only in the ordinary course, shall maintain the Supplies at current levels and shall not take, or permit to be taken by any person under his control, any action that is represented and warranted not to have been taken except as otherwise consented to by Buyer in writing.

    5.6 PRESERVATION OF ORGANIZATION. Seller shall use its best efforts (i) to preserve Seller's business organization intact, (ii) to continue the operations of Seller at normal and customary levels, and (iii) to preserve for Buyer the goodwill and loyalty of the customers and others having business relations with Seller, which may include one or more letters or similar writings to be sent by mail or provided by or on behalf of Seller to all of the customers or vendors of the Business within two (2) years prior to execution of this Agreement recommending that said customers or vendors utilize the goods and services of Buyer. Such letters or similar writings shall be mailed or provided no later than five (5) business days after the Closing Date.

    5.7 ADVERSE CHANGES. It is understood that Buyer shall have the option not to complete the purchase herein in the event that in the reasonable opinion of Buyer there is, at any time prior to the Closing, any adverse change in the condition (financial or otherwise), affairs, business, assets or prospects of Seller, the lease on the Premises, or environmental regulations and/or liabilities associated therewith, including that no environmental agency shall have imposed any conditions upon the transfer of the Business or Business Assets deemed by Buyer to be unduly burdensome for reason of timing, costs or otherwise.

    5.8 TAXES AND ASSESSMENTS. Except as set forth in Schedule 5.8, Seller represents and warrants that it has paid all taxes and assessments due and















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owing, or for which it would or will become liable, or that otherwise may be or become a lien on the Business or Business Assets, including any franchise taxes due, or franchise fees, as well as any payroll or income taxes, except as set forth in Section 7.5, and Seller further represents that any and all necessary tax returns which are directly associated with the Business and Business Assets have been timely and properly filed. Seller further represents and warrants that any and all due and owing, or accrued sales tax(es) associated with the Business or Business Assets shall be completely and entirely paid by or before the close of escrow.

    5.9 INABILITY TO CLOSE. Buyer may desire not to close the transaction for whatever reason; in which event Buyer shall forfeit the One Hundred Thousand Dollars ($100,000) deposit in escrow unless any or all of the following conditions exist:

    a. Seller is unable to convey the Business and Business Assets to the Buyer, or

    b.  Seller is unable to effect the assignment of the Wharf Lease, or

    c. Buyer having obtained a Phase One Environmental Audit of the Long Beach Wharf, as requested by Seller, has determined in its own opinion that the environmental liability in excess of Fifty Thousand Dollars ($50,000) and therefore is unacceptable to Buyer, or

    d. Seller shall have failed to enter into a new labor agreement with the Cabinet Makers, Millman & Industrial Carpenters, Local 721 which provides for average annual wage increases thereunder at or below ten percent (10%).

    5.10 CORPORATE ACTION. All corporate actions necessary to authorize the performance of this agreement and the consummation of the sale by Seller shall have been duly and validly taken by Seller; and Buyer shall have been furnished with copies of all necessary resolutions and consents certified by the secretary or an assistant secretary of Seller, as of the Closing Date.

    5.11 OFFICERS CERTIFICATE. Seller shall execute and deliver or caused to be delivered to Buyer a certificate dated the Closing Date signed by the President or Secretary of Seller certifying that the representations and warranties of Seller made herein were true and correct as of the Closing Date and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller prior to the Closing Date and dated the Closing Date.

    5.12 GOOD STANDING. Buyer shall have received from the California Secretary of State a certificate of good standing concerning the corporate status of Seller.


6.  SELLER'S CONDITIONS TO CLOSING.

    Seller's obligation to consummate the Closing is expressly subject to the approval of Seller, which approval shall not be unreasonably withheld, or an









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explicit written waiver by Seller of each of the following conditions and the occurrence of the following events:

    6.1 REPRESENTATIONS AND WARRANTIES AT CLOSING. Each of the covenants, representations and warranties of Buyer set forth in this Agreement shall be true and correct when made, and as of the Closing, as if made again at such time and shall survive the closing of the purchase and sale of assets for a period of three (3) years from the Closing Date, and Buyer shall have performed or complied with all agreements and covenants required by this Agreement to have been complied with by Buyers prior to the Closing.

    6.2 CORPORATE ACTION. All corporate actions necessary to authorize the performance of this agreement and the consummation of the sale by Buyer shall have been duly and validly taken by Buyer; and Seller shall have been furnished with copies of all necessary resolutions and consents certified by the secretary or an assistant secretary of Buyer, as of the Closing Date.

    6.3 OFFICERS CERTIFICATE. Buyer shall execute and deliver or caused to be delivered to Seller a certificate dated the Closing Date signed by the President or Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct as of the Closing Date and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date and dated the Closing Date.

    6.4 BUYER'S PERFORMANCE. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

    6.5 EMPLOYEES. A review will be made by Buyer of the employees of Seller, and the scope of their responsibilities, and consideration will be given as to which employees (if any) are to be retained in connection with the Business; provided, however, that neither this Agreement, nor any other actions by Buyer, other than the execution and delivery of a written agreement by Buyer to any such employee(s), will create in Seller's employee's any rights, explicit or implied, to continued employment.

    6.6 RELEASES; FEES. Share Recipients (defined in Section 25) shall deliver releases as required by such Section and the advisory fee of any brokers or professional advisors shall be paid in full.

    6.7 EMPLOYMENT, CONSULTING AGREEMENTS. The Employment and Consulting Agreements for Mr. Salo and Mr. Speek, respectively, shall be fully executed and delivered.

















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    6.8  GOOD STANDING.  Seller shall have received from the Nevada Secretary of State a certificate of good standing concerning the corporate status of Buyer.

7.  REPRESENTATIONS AND WARRANTIES OF SELLER.

    Seller represents and warrants to Buyer as follows:

    7.1 SELLER'S BEST KNOWLEDGE. With respect to the representations and warranties of Seller herein that are to "Seller's Best Knowledge," "Best Knowledge" shall mean and include the actual knowledge of Seller or key employees of Seller.

    7.2 EXECUTION, DELIVERY AND PERFORMANCE. Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and to execute and deliver this Agreement. No further action is required on the part of Seller or any other person, entity, or court to render this Agreement and such other agreements or instruments to be delivered pursuant to this Agreement by Seller as legal, valid, and binding obligations of Seller which are enforceable against it in accordance with their terms. Seller further represents and warrants that it is a corporation in good standing, organized and existing pursuant to the laws of the State of California, and that it has complied with all requisite corporate formalities, and that its business license is current and valid.

    7.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer for its inspection and review prior to the execution of this Agreement the true and correct books and records of the Business from 1995 through and including the most recent unaudited financial statement(s) of the Business containing a balance sheet, statement of operations for the year to the date of such statement(s), schedules to the statement of operations, statement(s) of cash flows, cash receipts journal, cash disbursements journal, general journal and general ledger (collectively, the "Financial Statements"). Except as has been disclosed by Seller to Buyer in the Financial Statements, the Financial Statements present fairly and accurately the results of operations of the Business for the period of time covered by such Financial Statements, which such Financial Statements have not materially misstated or otherwise misrepresented the financial condition of the Business.

    7.4 NO ADVERSE CHANGE. Except as has been disclosed by Seller to Buyer in the Financial Statements, there has not been:

         7.4.1 Any damage or destruction, whether or not covered by insurance, materially and adversely affecting the financial condition, assets or operation of the Business; nor

         7.4.2 Any sale or transfer of any asset of the Business, except in the ordinary course of business.














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    7.5  LITIGATION.  Except as set forth in Schedule 7.5, to the Seller's Best
Knowledge, there are no suits, claims, actions, tax liens, court-imposed or judgment liens, levies or attachments, proceedings or investigations pending or threatened against Seller relating to either the Business or any of the Business Assets, except as noted below, and Seller has no knowledge or reason to suspect that the Business is currently operated in violation of any applicable law, ordinance or regulation.

    7.6  TITLE TO AND CONDITION OF THE BUSINESS ASSETS.  Except as set forth in
Schedule 7.6, Seller has good and marketable title to each of the Business Assets, free and clear of all claims of third parties, except to the extent (if any) that Seller has provided explicit, written information to Buyer indicating the nature, background, extent and status of any security interest any third party may have in any of the Business or Business Assets, and any obligations or liabilities of any kind or nature whatsoever that Seller has to any third parties related to the Business or Business Assets. The Business Assets (i) constitute all of the assets used in the conduct of the Business, and (ii) all of the assets as indicated in Section 1.1 and subparts above, and (iii) as of the Closing Date shall be in the same condition as historically operated by Seller.

    7.7 FULL DISCLOSURE. None of the representations, warranties or covenants made by Seller in this Agreement or in any attached Exhibits or documents delivered to Buyer pursuant to this Agreement by or on behalf of Seller contain any untrue statement of any fact or omit to state any fact required to be stated in order to make the representations, warranties or covenants not misleading. There is no fact known to Seller which materially adversely affects the business, operations, affairs, prospects or condition of the Business which has not been clearly set forth in this Agreement or an attached Exhibit or a document delivered to Buyer pursuant to this Agreement.

    7.8 RELATIONS. Seller's Long Beach facility is organized under a collective bargaining agreement with Cabinet Makers, Millman & Industrial Carpenters, Local 721, dated December 1, 1993. The current union agreement terminates on November 30, 1996. Seller is not aware of any work stoppages nor have work stoppages been threatened during the past five years, nor has work stoppages been a normal, frequent or routine part of contract renegotiation or renewals. Seller is not aware of any activity by any other union, including the Longshoreman's Union, to organize, incorporate, merge or substitute Sellers current union representation and its agreement with Seller with another union representation or agreement.

8.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    Buyer represents and warrants to Seller as follows:

















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    8.1  VALID EXECUTION AND DELIVERY.  Buyer has all requisite power and authority to enter into, execute and perform the obligations under this Agreement, and no further action is necessary on the part of Buyer to render this Agreement and such other agreements or instruments to be delivered pursuant to this Agreement by Buyer enforceable in accordance with their terms.

    8.2 INSPECTION AND INVESTIGATION. On the day of or immediately preceding the Closing Date, Buyer shall have a full inspection for the purpose of examining the physical condition of the FF&E, the Supplies and the Business Assets, relating to the Business. Prior to the Closing, Buyer shall also have had the opportunity to fully investigate the books, records and the Financial Statements relating to the Business. As of the Closing Date, Buyer shall be purchasing the Business based on: (a) its own independent investigation and evaluation of the Business, (b) its future prospects, and (c) the covenants, representations and warranties of Seller set forth herein, and is not relying on any oral representations made by Seller or any other person in this transaction with regard to the Business and Business Assets not otherwise contained explicitly or implicitly herein.

9.  RISK OF LOSS.

    Notwithstanding the execution of this Agreement by Buyer and Seller, Seller shall bear the entire risk of loss with respect to the Business and Business Assets until both title and possession are transferred to Buyer on the Closing Date. If, prior to the Closing Date, any of the Business Assets are destroyed or diminished by an amount equal to or more than Five Thousand Dollars ($5,000) for an uninsured casualty, then the purchase price shall be reduced accordingly. If Buyer elects to accept the Business Assets in their damaged or diminished condition, then, provided that the proceeds of any insurance or condemnation awards payable to Seller by reason of such casualty or taking shall be sufficient, in Buyer's sole discretion, to rebuild or repair the damaged or taken Business Assets, all proceeds of any insurance or condemnation awards payable to Seller by reason of such casualty or taking shall forthwith be paid or turned over to Buyer.


10.  INDEMNIFICATION.

    10.1 INDEMNIFICATION BY SELLER. Seller agrees to indemnify, defend and hold harmless Buyer from and against any losses, costs, damage(s) and expenses (including but not limited to reasonable attorneys' fees and costs) incurred by Buyer and resulting from any material breach by Seller of any of Seller's representations, warranties and covenants set forth in this Agreement. In furtherance and not in limitation of the foregoing indemnity, Seller shall indemnify and hold harmless Buyer from and against all claims asserted against, and all losses, costs, damages and expenses incurred by Buyer arising from the business conducted by Seller at the Premises prior to the Closing. Buyer shall















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promptly notify Seller of the existence of any claim, demand or other matter to which Seller's indemnification obligations would apply and shall give Seller reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, that Buyer shall at all times also have the right to fully participate in the defense at its own expense. If Seller shall, within a reasonable time after such notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle, the claim or other matter on behalf of Seller. If the claim is one that cannot by its nature be defended solely by Seller, Buyer shall make available all information and assistance that Seller may reasonably request. Notwithstanding any of the foregoing to the contrary, no indemnification or liability of Seller shall give rise to a claim of indemnity or otherwise by Buyer unless and until the value of such damages, costs and expenses incurred by Buyer exceed Fifteen Thousand Dollars (15,000) and only to the extent of such excess amount.

    10.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend and hold harmless Seller from and against any losses, costs, damage(s) and expenses (including but not limited to reasonable attorneys' fees and costs) incurred by Seller and resulting from any breach by Buyer of any of Buyer's representations, warranties, and covenants set forth in this Agreement. Seller shall promptly notify Buyer of the existence of any claim, demand or other matter to which Buyer's indemnification obligations would apply and shall give Buyer reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, that Seller shall at all times also have the right to fully participate in the defense at its own expense. If Buyer shall, within a reasonable time after this notice, fail to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of Buyer. If the claim is one that cannot by its nature be defended solely by Buyer, Seller shall make available all information and assistance that Buyer may reasonably request.

         10.2.1 Any time after the Closing Date, but limited to one (1) year after the Closing Date, Seller shall inform Buyer by written notification ("Claim Notice") of any claim for indemnification under Section 10.2.
    Buyer shall have ten (10) days from the date of the Claim notice in which to dispute any such claim. If Seller does not receive written notification ("Buyer's Notice") of any such dispute prior to 5:00 p.m. on the tenth
    (10th) day following the date of the Claim Notice such claim shall be deemed to be approved. In the event that all or any portion of a claim remains unresolved twenty (20) days after the date of Buyer's Notice after good faith efforts to resolve the claim, Seller and Buyer shall attempt to resolve such claim through mediation, and then, if necessary, by arbitration in accordance with the procedures described in Section 23.

11.  NOTICES.

     All notices under this Agreement by either party hereto shall be in writing and shall be deemed effectively given when delivered if delivered in person, or if sent by mail at the earlier of their receipt or five (5) days after the same have been deposited in a regularly maintained receptacle for the deposit of U.S. mail, registered or certified, postage prepaid, and addressed to such party as set forth below:

     If to Seller:  Fremont Forest Products, Inc.
                    c/o Peter V. Speek
                    P.O. Box 4129
                    Whittier, CA 90607

     If to Buyer:   Mr. Robert A. Dietrich
                    President & CEO
                    Semper Resources Corporation
                    5277 Cameron Street, Suite 130
                    Las Vegas, NV 89118

or to such other place as each such party may from time to time designate by written notice to the other party delivered in the manner specified herein.


12.  FURTHER ASSURANCES.

     Seller and Buyer agree to take all actions reasonably necessary to satisfy or cause to be satisfied the conditions set forth in this Agreement and to consummate the sale of the Business Assets to Buyer on the terms set forth in this Agreement, and shall take or cause to be taken such further or other actions reasonably necessary to carry out the intent and purposes of this Agreement. Seller and Buyer agree that on request of the other and from time to time prior to or after the Closing, each will take such actions and execute and deliver such instruments and agreements as may be reasonably necessary to vest and confirm the Business and Business Assets in Buyer.

13.  AMENDMENTS AND WAIVERS.

     No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party to be bound thereby, or its designated and authorized representative. No failure or delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy constitute a waiver of any other or further exercise of any right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any of the parties from the terms or conditions of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.


14.  SEVERABILITY OF PROVISIONS.

     This Agreement shall be performed and shall be enforceable to the full extent allowable by applicable law, and the illegality, invalidity, waiver or unenforceability of any provision of this Agreement shall not affect the legality, validity, applicability or enforce ability of the remaining provisions hereof.


15.  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts and in separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


16.  ENTIRE AGREEMENT.

     This Agreement contains the entire agreement of the parties hereto with respect to the matters set forth herein. Any prior offers, counter-offers, agreements or understandings, written or oral, with respect to the matters set forth in this Agreement are completely superseded by this Agreement. Each party certifies to its full familiarity with the provisions of this Agreement and agrees that the provisions of this Agreement are not to be construed either for or against either party merely because one party or the other has been responsible for the preparation of the text of this Agreement.


17.  REMEDIES CUMULATIVE.

     Except as otherwise expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.


18.  SUCCESSORS.

     This Agreement shall be binding, and shall inure to the benefit of, Buyer, Seller and their respective successors, devisees and assigns.

19.  ATTORNEYS' FEES.

     If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.


20.  RECITALS/HEADINGS/NUMBER/GENDER.

     All recitals set forth immediately preceding Section 1 hereof shall be incorporated herein and constitute warranties of the appropriate party. The headings contained in this Agreement are solely for convenience and are not intended to and do not affect the terms hereof. Whenever the single number is used in this Agreement, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, or association when required by the context.


21.  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of California. Jurisdiction and venue over any legal action brought hereunder shall reside exclusively in the County of Los Angeles, State of California.


22.  EXPENSES.

     Seller and Buyer shall each pay all expenses incurred by it (respectively) in connection with and arising out of this Agreement, including but not limited to, all fees and expenses of its counsel and accountants.


23.  ARBITRATION OF DISPUTES.

     Any dispute arising out of this Agreement, shall be finally settled by binding arbitration before a single arbitrator in the County of Los Angeles, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") and the California Arbitration Act ("C.C.P. Code Section 1280, et seq."). The term "dispute" includes, without limitation, any disagreements between the parties concerning the existence, interpretation or enforcement of this Agreement, or the alleged breach of this Agreement, and any misrepresentation in connection with any of the provisions of this Agreement. The award rendered by the arbitrator shall be final and binding upon Seller and Buyer and may be entered in any court (subject to

Section 21) having jurisdiction thereof subject only to the challenges available under the California Arbitration Act. Either party may commence arbitration by sending a written notice of arbitration to the other party.
The notice will state the dispute with particularity. As part of his or her decision, the arbitrator shall allocate the costs of arbitration, including fees of attorneys and experts, as he or she deems fair and equitable in light of all relevant circumstances. Said arbitration shall be conducted by an arbitrator chosen by mutual agreement of Seller and Buyer, or failing such agreement, an arbitrator experienced in commercial/business matters, including the sale and/or purchase of a small business, appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator(s) upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis and reasoning of the award or order of such arbitrator. A court reporter may record all hearings, with such record constituting the official transcript of such proceedings. Nothing contained herein, however, shall preclude either party from promptly seeking equitable relief against the other, if deemed truly necessary, in a Court in Los Angeles County. Each party hereto understands and accepts that by virtue of this arbitration clause, there will very likely be no trial by jury available hereunder and, thus, each party hereto acknowledges a waiver of that otherwise fundamental right to a trial by jury.


24.  UNDERSTANDING AND LEGAL COUNSEL.

     Each party hereto has carefully read and reviewed this Agreement, and the exhibits hereto, and understands same. Each party has also carefully reviewed this Agreement with his counsel and/or accountant or other professional advisor(s), or chosen not to do so at his own risk. Each party voluntarily enters into this Agreement.


25.  BROKERS/FINDERS/INTERMEDIARIES.

     Seller shall be responsible for any and all fees charged by any broker, finder or intermediary incurred or to be incurred as the result of the consummation of this Agreement and closing engaged by Seller, except thirty-five thousand (35,000) shares of five hundred thousand (500,000) shares referenced in Section 2.3 and fifteen thousand (15,000) additional shares of Buyer will be used as such compensation and allocated to the following persons ("Share Recipients") as follows:

                   Name                Number of Shares

           Lou Lessor, etc. al.             35,000
           Dean Alger                       15,000

     Each Share Recipient shall execute a release in substantially the form set forth on Exhibit 25 attached hereto on or prior to the Closing. The parties hereto acknowledge that Management Resource Center has served as a financial advisor to Seller and shall be paid its advisory fee on or prior to the Closing.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date and year first above written.

(REGISTRANT)                         SEMPER RESOURCES CORPORATION
BY (SIGNATURE)                       /s/ Robert A. Dietrich
(NAME AND TITLE)                     Robert A. Dietrich, President
                                     and Chief Executive Officer
(DATE)                               November    , 1996


                                     FREMONT FOREST PRODUCTS, INC.
BY (SIGNATURE)                       /s/ Peter V. Speek
(NAME AND TITLE)                     Peter V. Speek, President
(DATE)                               November    , 1996


BY (SIGNATURE)                       /s/ James R. Salo
(NAME AND TITLE)                     James R. Salo, Vice President
(DATE)






























                               -17-
